Exhibit 99.1

Conference Call Transcript

RLI Corp.  – Earnings Conference Call – 4th Quarter 2011

January 26, 2012   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael – President and Chief Executive Officer

Michael J. Stone – President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby – Vice President, Corporate Development

Thomas L. Brown – Vice President and Chief Financial Officer

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets
Doug Mewhirter	RBC Capital Markets
Vincent DeAugustino	Stifel Nicolaus
Adam Klauber	William Blair & Co., LLC
Court Dignan	Fidelity Management & Research Co.
Matthew Carletti	JMP Securities LLC

RLI CORP.

Moderator: Aaron Jacoby

January 26, 2012

10:00 a.m.  CT

Operator:  Good morning, and welcome ladies and gentlemen to the RLI Fourth Quarter Earnings Teleconference. At this time, I’d like to inform you that this conference is being recorded, and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions-and answers after the presentation.

Before we get started, let me remind everyone that through the course of today’s teleconference, RLI management may make comments that reflect their intentions, belief, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination, after-tax realized investment gains or losses. RLI’s management believes that this measure is useful in gauging core-operating performances across reporting periods, but may not be comparable to other company’s definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby, please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the fourth quarter of 2011. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I am going to give some brief opening comments on the quarter, then turn the call over to Mike to talk about our operations and market conditions. Then we will open the call for questions and Jon will finish with some closing comments.

Operating income came in at $1.35 per share in the quarter and $5.58 for the year. Results for both periods were positively influenced by favorable development in prior year loss reserves, $11 million in the quarter and $92 million for the year, with our casualty segments being the primary driver.

The combined ratio for the quarter was 82, which allowed us to finish the year with a 78 combined ratio. 2011 marked the 16th consecutive year that RLI has maintained a combined ratio of below 100. Perhaps an equally impressive figure is the 87 combined ratio RLI has averaged over those same 16 years.

Gross premium was up 12% in the quarter and 10% for the full year. This growth was driven by our acquisition of Contractors Bonding in April, as well as by organic growth in some of our newer product initiatives.

Within the investment portfolio, investment income was down 2.6% for the quarter, an improvement relative to the annual decline of 4.7%. As we’ve noted before, our ability to deliver superior underwriting results is particularly important in today’s low interest rate environment. On a total return basis, our investment portfolio performed admirably in a tough and volatile year.

The portfolio returned 3.4% in the quarter and 7.3% for the year. Between the positive underwriting and investment returns in 2011, capital grew significantly, which allowed RLI to pay a $5.00 per share of special dividend in December. Including this dividend, book value per share advanced 16% on the year. And over the last six years, RLI has returned over $700 million to shareholders in the form of dividends and share repurchases.

And with that, I will now turn the call over to Mike Stone. Mike?

Mike Stone: Aaron, thank you, and good morning everyone. A superior underwriting quarter and year, a testament to our underwriting expertise and discipline, and a business model that rewards underwriting profits, I might add in all markets and economic conditions.

Again, a 78 combined ratio for the year when the industries are going to be north of a 100, we probably outperformed the industry by some 25 combined ratio points this year, a stellar performance. We are particularly proud of being able to grow our premium by 12% in the quarter and 10% in the year while maintaining our underwriting performance.

The market continues to improve, that is rates are moving in the right direction, but it’s uneven, somewhat product-specific or geographic-driven by particular issues. For example property wind, catastrophe wind, is due to some large part to the model change to reinsurance costs and to CAT activity.

I continue to watch for movement from our transportation division, a short tail casualty line, which should be an early indicator of true firming in the marketplace. And my observation is somewhat mixed. Rates remain fairly flat, but we’re seeing more opportunities in that space which is hopefully a precursor to better rate activity. Frankly, without some real improvement in the economy and, that is exposure growth and construction activity, we will continue to encounter difficulty growing organically.

Let’s look at our segments, casualty gross written premium up 10% in the quarter and 4% in the year largely due to our CBIC acquisition and our Professional Services Group growth. Our rates overall are basically flat. Some areas due to loss activity, for example, the general liability habitational risks where rates are moving north but are really driven by significant loss activity in that space. And geographic issues in our commercial umbrella space, where New York contractors are allowing us to get some double-digit rate increase in that space as well. Again this quarter, this segment benefited from prior years’ improvement. Much of our business is driven by construction activity from general liability for contractors to architects and engineers, and we need the economy to pick up to enable us to grow in that space.

Property continues to be a growth driver for us, as pricing allows for reasonable returns in this space. We are up 10% in the quarter and 15% in the year driven by RLI Re and our crop business, up some 90% and 30% respectively year-to-date. We did renew our reinsurance with our crop partner and continue to believe it’s a good business long term and provides a nice diversification for us. Rates in this space, as I indicated, catastrophe wind is up some 15% year-to-date, DIC down and fire down some 8% and 3% respectively. RMS-11 continues to drive rate in the CAT wind space. Overall not as firm as you would expect, given all the loss in this market segment.

Surety, gross written premium up 23% in the quarter, 21% year-to-date driven by our acquisition of CBIC and modest growth in the RLI segments, except for construction contract surety where we’re actually down 11%. Surety is performing well, with a combined ratio of 85% for the quarter, 78% for the year. Contract surety is coming under pressure due to very weak construction activity placing significant hardship on contractors and their sureties. We remain vigilant and exhibiting underwriting discipline, however, it’s been a difficult part of the marketplace and market time for our contract surety. We’ll continue to be vigilant here. Our CBIC surety business continues to perform as expected and we expect less volatility here given the smaller size of the contractors and a lower net position in that business.

On 1/1 we renewed a couple of our rather large treaties, our property per risk and catastrophe treaty were renewed at rate increases of 5% to 7%. Casualty rates, we renewed our large combined casualty treaty, were up some 2% to 3% basically driven by some select spots, some transportation and commercial umbrella and personal umbrella.

Overall, stellar quarter from an underwriting perspective and year, and while I am loath to sound political, we need a more robust economy. Without a robust, more robust economy, and exposure growth, we’re going to have difficulty growing and difficulty driving our growth in the future. However, we adapt under all circumstances as it can be seen by how we have moved our segments from 70% casualty, 20% property, and 10% surety to now where we feel better opportunities exist in other space its 46% casualty, 38% property, and 16% surety. So again, a good quarter, good year, and we look forward to 2012.

Aaron Jacoby: Great. Thanks, Mike. Operator, we can now open the call up for questions.

Operator: Thank you. [Operator Instructions] We’ll take our first question from Randy Binner with FBR Capital Markets.

Randy Binner: Hi, great. Thank you very much. Just a couple of clarification questions on pricing and kind of market dynamics. I guess, first in surety, you mentioned that contract surety is lower,

but on commercial surety just interested in getting your take on the market dynamic there, and if there is maybe more top line production in that area?

Mike Stone: We were up a bit in the quarter and for the year, single digit increase. That space had quite a bit of capacity and we’re fairly cautious at this stage. Usually at this stage of the surety market cycle we start seeing commercial surety underwriters do unusual things. We haven’t seen that yet, which is good. But we’re cautious here and wouldn’t expect a whole lot of growth, but we feel like we’re in a good spot here.

Randy Binner: I apologize, if you break this down on the press release or somewhere else, but what’s your rough break down of contract versus commercial?

Mike Stone: Our contract versus — again, we’ve basically four areas of surety that we operate under. We have contract. We have what we call commercial surety, which is really account driven miscellaneous surety, and we have a miscellaneous surety, which is transactional with small accounts, and then we have oil and gas. They’re all pre-CBIC, roughly 25%, little bit larger on the miscellaneous side. And with the addition of CBIC, our — we’ll increase our miscellaneous commercial business that is the transaction business and the contract business a bit. So the split will be more like 30/30, 20/20 going forward.

Randy Binner: All right. That’s helpful. I guess if contract is slow and commercial is crowded, but not yet irrational, it seems like the outlook there would seemingly only get worse from a premium production perspective. Is that fair?

Mike Stone: Did you say for contract? I’m sorry.

Randy Binner: Well, for — yes, for just surety in general, contract and then commercial as well.

Mike Stone: Again, I think it’s not completely across the board that way. I wouldn’t look at it with just the broad brush like that. Certainly I think our oil and gas business is doing well, growing a bit. I think our commercial business will grow a little bit. I think our miscellaneous business will grow, hopefully grow even more significantly, and our contract business will be under pressure for a bit. But we’ve been through these cycles before, it’s time to be careful certainly on the contract surety side and we will be, but there is still — I still hope that and expect that 2012 will be a decent surety year.

Randy Binner: That’s helpful. And then, just real quick on properties, I think you mentioned that RMS-11 is driving rate higher, but not as much as you might think. I mean any quantification of kind of where rates coming in there versus where it should be relative to the losses over the last couple of years?

Mike Stone: Well, relative to losses the last couple of years, should be up quite a bit higher. But certainly, we haven’t experienced that loss activity, but the industry has. The catastrophe winds for — wind rates for 2011 — were up some 15% driven more so in the second half as people started implementing RMS-11.

Certainly, reinsurance renewals on 1/1 are up pretty well across the board and we experienced a bit of uptick, probably a little less than the industry, but certainly reinsures are starting to try to drive rate. And there has been quite a bit of loss activity in the space and not fully recognized is the Thailand floods recently amongst other large international catastrophe events. The only thing you can say good about the property CAT market is there wasn’t a Florida event this year. I should say last year, I don’t know about this year, yet.

Randy Binner: All right, fair enough. Thank you.

Operator: And we’ll take our next question from Doug Mewhirter with RBC Capital Markets.

Doug Mewhirter: Hi, good morning. I just had a general question about or a specific question about the reserve releases and any other comments that you might be able to make in addition. What I guess, mostly came from casualty, what accident years roughly did it come from? And just what do you see the I guess, the trends running in terms of loss costs and any kind of leading indicators of those kind of trends, severity, frequency, et cetera in casualty?

Tom Brown: Doug, it’s Tom Brown. Thanks for the question. The casualty years we’ll be seeing the releases are primarily from 2006 through 2009 for the more recent accident years. We really don’t like to comment much on what’s going to happen in the future so, there’s going to be variables.

Doug Mewhirter: Okay. How about what kind of, I guess, current frequency and severity trends are you seeing then from casualty?

Tom Brown: You want to take it, Mike.

Mike Stone: It’s Mike Stone, I’d be happy to try and give it to you. I think our frequency and severity trends are fairly benign. I think less than we would have expected, probably on the low single digits order of magnitude. So I think that’s one of the things that is continuing to keep rates more moderate than you would expect given what’s happened over the last six or seven years with casualty rates and what’s happened with the loss activity in the property space.

Doug Mewhirter: Okay, thanks very much. That’s my only question.

Operator: And we’ll take our next question from Vincent DeAugustino with Stifel Nicolaus.

Vincent DeAugustino: Good morning, thank you. I know the saying goes if it’s not broken, don’t fix it and RLI is clearly a well-run operation. But I’m curious if there is anything on the radar in terms of new initiatives or potential acquisition areas or any areas that you think could be improved? Basically just wondering if there is any new strategic goals on the horizon for 2012 or beyond?

Jon Michael: Yes, Jon Michael here. Thanks for the question. Well, we had a combined ratio of 78% and I think we have a lot of improving to do from that. And in terms of acquisitions, we are constantly looking for new products, product extensions, acquisitions, but of course, we don’t have anything to announce. But we’re constantly looking and we’ll change just as we’ve changed in the past. But as much as we change, things remain the same. We’ve had 16 years of combined ratios under 100%, so.

Vincent DeAugustino: Great, just one another question. Looking at your equity portfolio performance after incorporating the 12% return, if my math is right, it looks like there was something in the neighborhood of maybe an $18 million net new fund addition. Is there maybe any incremental bullishness going on there or am I just reading too much into it?

Tom Brown: Vincent, can you repeat the question, please?

Vincent DeAugustino: Sure. Looking at the equity portfolio performance after incorporating the 12% return from the quarter, it looks like if my math is right, there should be about an $18 million net new fund addition to the equity side. And I was just curious if there was any incremental bullishness going on there?

Tom Brown: I didn’t catch the last piece, but yes, maybe you’re right. We have increased our position in equities. It is about approximately 20% of the overall investment portfolio for the strong increase from 9/30 through 12/31 in prices. And it also, it is skewed somewhat to a high dividend yield investment equities, which throws off a pretty good return. I didn’t catch the last part of your question.

Vincent DeAugustino: Yes, no, that’s perfect. And then, if I may, just one follow-up from an earlier question on the casualty line reserve releases. Were there any adjustments to prior 2011 quarters or is it just mostly the 2006 to 2009 accident years?

Tom Brown: This is Tom Brown again. Thanks for the question. It really is — there is some release for the full 10 years. But again, as I said earlier, it’s predominantly the 2006 through 2009 accident years.

Vincent DeAugustino: Okay. Great. Thank you so much.

Operator: And we’ll go next to Adam Klauber with William Blair.

Adam Klauber: Good morning. Thanks. Could you talk a bit about the competitive environment, have we seen any pull back from the standard players?

Mike Stone: That might sound — that is kind of bit of a mixed bag. We’ve seen a little bit of pull back in some areas, but by and large they’re still, probably as we look at our competition, probably the toughest piece of our competition, the biggest piece of our competition that we’ve seen over the last five or six years as the market has trended downwards. We haven’t seen a big pullback again, which would be a creeper sort of a real firming market. So we think the standard guys are still there, but they haven’t felt the pain quite yet. We’re starting to feel a little of it, but probably not enough of it to drive them completely out like what’s happened in the past.

Adam Klauber: Okay. To the extent they’re pulling back, is it more on the properties and the casualty side?

Mike Stone: Again that depends on — it depends on the geography as much as anything. We should see some of it on the property side certainly, and in some areas, I indicated like in the northeast on the casualty side.

Adam Klauber: Okay. And then as far as property premium — sorry, gross premium written, it was lower in the fourth quarter than in the prior three quarters. Is that just more of a quarterly fluctuation or did something change in the fourth quarter?

Mike Stone: There is almost no crop premium in the fourth quarter. That’s probably the reason that if you look at quarter-by-quarter that fourth quarter will be less.

Adam Klauber: But also is that why the growth is less because some of the growth over the last few quarters has been crop?

Mike Stone: Yes.

Adam Klauber: Okay. That makes sense. And then finally on — when I look at casualty accident combined ratio, it’s running around 104, I think 105 for the last two years. How much rate do you think needs to be put on that book to get it back to your core profitability? And are you seeing any more discipline in the market that will let you get that rate?

Mike Stone: I’ll answer the second question first. We’re not seeing as much discipline in the market as we would like. So we’re seeing a fairly flat rate environment, which is good compared to what we’ve seen in the recent past when rates were declining. So flattening out of rates is a good thing. As I think I’ve said before, I don’t think rates stay in stasis. They move one direction or the other. They don’t stay flat forever.

We’ve been bumping along what we think is the bottom for a while. What’s going to be interesting is if they actually do turn up or as they have in the past, in the recent past, when we think things were going to firm, they actually go down. I do think we are at an inflection point. We think we need a 10% to 20% rate increase to get us to the margins where we think we ought to be on an across-the-board basis in casualty.

Adam Klauber: Great. Thank you very much.

Operator: And we’ll take our next question from Court Dignan with Fidelity Investments.

Court Dignan: Hi, guys. Thanks for taking the time to talk with us. I had a question on how we should be thinking about the balance sheet in premium leverage, given the sort of mix changes the company has had over the last couple of years, your organic growth expectations and as well as sort of retaining flexibility for prospective acquisitions, which has obviously played a role in the company’s history. So I mean, I don’t know if it’s too simplistic to think about it within the context of premium-to-surplus, but I was wondering if you could just hit on that.

Jon Michael: Yes, this is Jon Michael. In terms of premium-to-surplus and how much leverage we can probably generate in terms of operating leverage and maintain ratings, we believe that that number probably starts to get taxed at around 1.3 or thereabout. So we really do have a long way to go before we get to that kind of leverage. In terms of acquisitions, I’ve previously mentioned, we are constantly looking at new products, product extensions, acquisitions and the like and last year I think we did Contractors Bonding and Insurance Company and we did other several product extensions. So we’ll continue to do that.

Court Dignan: Is the environment for acquisitions better or worse than six months ago, 12 months ago, 24 months ago? No difference?

Jon Michael: No difference, yes. I’d say given where our stock is trading, we’re in a better position than others. But I think what happens is that when you begin to look at acquisitions, the expectation of the acquired is quite a bit different than what we were thinking that we ought to pay, so.

Court Dignan: And then on the premium-to-surplus of 1.3 times, the way to interpret that I mean is everything firing, all hands on deck, you operate at 1.3. But in more normal course, I mean is 1 times more a reasonable target? I’m just trying to make sure I — obviously where you were at 0.5 a couple, a year ago or so, that was obviously in the low-end, but.

Jon Michael: Yes, I think we can easily operate at 1.3, but what happens is the rating agencies just won’t allow you to go beyond that and maintain an A+ rating, so. And it depends on the products that you’re writing.

Court Dignan: And then last question I have was just on the investment portfolio. I think maybe six months ago you guys were buying seven to ten-year corporates plus I think adding some longer dated GSE paper. Can you give us a sense for what you’re looking at now and what generically for the fixed income portfolio you’re getting for a new money yield?

Tom Brown: Yes, it’s Tom Brown. It’s remained fairly consistent with the exception of my previous comments. We have shifted a little more into the equities, getting some better yield, dividend yield in the equities as opposed to the fixed income portfolio. We should also point out that we did have a press release earlier in the week that we just announced the new hiring of a CIO, Aaron Diefenthaler. Too early to comment on some of his thoughts and views on this portfolio moving forward.

Court Dignan: Can you give me a sense for the fixed income portfolio, what you’re getting for new money yield?

Tom Brown: Offhand, I think it was 2.9%, I think. Roughly 2.9%.

Court Dignan: Okay, great. Thanks a lot guys. Good luck.

Tom Brown: Thank you.

Operator: [Operator Instructions] And we’ll take our next question from Matt Carletti with JMP Securities.

Matt Carletti: Hey, thanks, just a couple questions on the crop book. One is directionally, what do you expect on that book this year? Is it kind of growth, flat or otherwise? And secondly, were there any material changes on the renewal in terms of terms and conditions?

Mike Stone: It’s Mike Stone. Hi, Matt. Again, we continue to like the crop business. We expect, obviously premium is driven a bit by price, commodity prices, so we would expect our crop premium probably to be down a bit. We did renew the reinsurance partnership. So we would expect the premium to be down a little bit in 2012, but it’s yet to be determined what’s the price and the overall conditions in that market.

Matt Carletti: And in terms of the renewal the — any material change to terms and conditions or the length of the renewal?

Mike Stone: The renewal is on an annual basis, and we went from a 6% quarter share to a 4% quarter share. And some of that was driven by them seeking better terms in the 2011 crop year, if I got that right, being not as good as it was before. We felt like keeping our overall premium at around what we wanted to be to begin with and given the spike in prices, 4% gets us about where we want to be.

Matt Carletti: Got you. Thanks a lot.

Operator: And we have no further questions in the queue. [Operator Instructions] Mr. Jacoby, we have no further questions in the queue at this time.

Aaron Jacoby: Great. Now, I’d like to turn the call over to Jon Michael.

Jon Michael: Thank you, and thank you for attending. I want to thank all of our 900 associates for another fantastic year, 78 combined ratio. Our volume was up even without the acquisition of CBIC. So we have had a terrific year and we look forward to delivering even better results next year. Thank you all for listening and we’ll talk to you next quarter.

Operator: That does conclude today’s conference. Thank you for your participation.

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